Exhibit 99.1

DISCOVER TO CLOSE HOME LOANS BUSINESS

Riverwoods, IL, June 16, 2015 – Discover Financial Services (NYSE: DFS) today announced that it is closing the mortgage origination business it acquired in 2012 to focus on its profitable direct banking products for which the company sees greater opportunities for growth.

“The business is not projected to meet our financial expectations due to ongoing challenges to our home loans operating model, so we made the difficult decision to exit,” said Carlos Minetti, president of consumer banking for Discover.

Discover Home Loans, Inc. will accept applications at its Louisville, Ken., offices through July 31. Business operations will continue there until early August, when Atlanta-based AmeriSave Mortgage Corporation is expected to finish processing the remaining applications. AmeriSave plans to establish an office in Louisville and offer jobs to approximately 125 Discover employees. At Discover’s Irvine, Calif., location, the business will stop accepting applications as of today and will continue processing and funding loans already in process.

In all, Discover plans to offer severance packages to about 460 employees, primarily in Irvine, and Louisville.

Charges related to exiting the business are expected to be approximately $0.04 per share.

Discover will continue to originate home equity loans through Discover Bank.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contact:

Jon Drummond

Discover

224-405-1888

jondrummond@discover.com